Exhibit 99.1

CACI Announces Intent to Acquire L-3 National Security Solutions, Inc.

Acquisition Adds Considerable Depth and Breadth in Enterprise IT, Intelligence Services and Key Market Areas

Arlington, Va., December 8, 2015 - CACI International Inc (NYSE MKT: CACI) announced today that it has signed a definitive agreement to acquire the outstanding stock of L-3 National Security Solutions, Inc. (L-3 NSS), a prime mission partner to the Department of Defense (DoD), intelligence agencies, and the U.S. Federal Civilian Government.  The purchase price is $550 million and closing is anticipated during CACI’s third quarter, ending March 2016, subject to regulatory approvals.

Headquartered in Reston, Virginia, NSS provides highly specialized and differentiated strategic solutions, services, and products for the country’s most sensitive national security agencies and DoD critical missions. NSS employs approximately 4,000 professionals worldwide, of whom over 90 percent possess security clearances, and is expected to add approximately $1 billion of annual revenue to CACI. CACI will finance the transaction through a combination of term and revolving debt.   The acquisition will significantly expand CACI’s opportunities in its Enterprise IT, Intelligence Services and key market areas. It is expected to be accretive in CACI’s Fiscal Year 2016, excluding one-time transaction expenses, and at least 10% accretive to both CACI’s Fiscal Year 2017 GAAP and diluted adjusted earnings per share.

Dr. J.P. (Jack) London, CACI Executive Chairman and Chairman of the Board, noted, “Our long and successful history of acquisitions has delivered solid benefits for customers and employees of both CACI and the acquired companies while providing long-term value to our shareholders. The corporate culture of NSS fits ideally with the principles of CACI’s culture – an unwavering commitment to good character, integrity, ethics, and innovation.”

Ken Asbury, CACI President and Chief Executive Officer, said, “The NSS acquisition strongly reinforces our strategic growth plan. I am confident the complementary, high-end solutions gained will strengthen our competitive position. This transaction adds depth and breadth to our intelligence, cyber, and C4 solutions and services to meet our nations’ evolving and most critical national security challenges. We welcome the highly skilled, experienced, and exceptionally talented NSS employees to CACI.”

According to John Mengucci, CACI Chief Operating Officer and President of U.S. Operations, “The acquisition of NSS will strengthen our capabilities in key market areas and allow us to offer a broader array of IT solutions to our customers. We expect NSS’s deep subject-matter expertise and proven technologies to provide significant advantages in pursuing and priming larger opportunities, with a strong focus on delivering excellence, quality, and value to our customers.”

Conference Call Information

CACI has scheduled a conference call for 11:00 AM Eastern Time Tuesday, December 8, 2015, during which members of our senior management team will be making a brief presentation and followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial (888) 771-4371 and enter the confirmation code 41390510. A replay of the call will also be available and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI provides dynamic careers for over 16,300 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: David Dragics, Senior Vice President, Investor Relations (866) 606-3471, ddragics@caci.com

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